EXHIBIT 99.1

TOR Minerals Announces Fourth Quarter and Year End 2008 Financial Results

CORPUS CHRISTI, Texas, March 30, 2009 - TOR Minerals International (Nasdaq: TORM), producer of high value, specialty mineral products, today announced its financial results for the fourth quarter and year ended December 31, 2008.  The Company reported a net loss available to common shareholders of $5,022,000, or ($0.64) per diluted share, for the year ended December 31, 2008 on net sales of $25,304,000 during 2008.  This compares with net income available to common shareholders of $11,000, or $0.00 per share, on net sales of $27,961,000 for the year ended December 31, 2007.

Net sales for the fourth quarter ended December 31, 2008, were $4,139,000 compared to $5,969,000 during the fourth quarter ended December 31, 2007.  The net loss available to common shareholders was $3,680,000, or ($0.47) per diluted share, for the fourth quarter of 2008 compared to a net loss of $230,000, or ($0.03) per diluted share, for the fourth quarter of 2007.

During the fourth quarter, the Company estimated and recorded goodwill impairment and other non-cash charges totaling $3,269,000 (net of tax).  Excluding these charges, the net loss was $411,000, or ($0.05) per diluted share (net of tax), for the fourth quarter of 2008.  For the year ended December 31, 2008, the Company estimated and recorded goodwill and other non-cash charges totaling $3,909,000 (net of tax).  Excluding these charges, the net loss was $1,113,000, or ($0.14) per diluted share (net of tax).

The consolidated financial statements to be included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2008 (the "Form 10-K") have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business, as to which uncertainty exists. As a result of this uncertainty, the Form 10-K will include an explanatory paragraph in the report of its independent registered public accounting firm that there is substantial doubt about the Company's ability to continue as a "going concern."  The Company's 2008 financial statements, including the financial statements in the Form 10-K and the financial results reported on this press release, do not include any adjustment that might result from the outcome of this uncertainty.

This uncertainty has resulted from the Company's failure to comply with certain financial covenants at December 31, 2008 contained in the Company's U.S. Credit Agreement with Bank of America, N.A. (the "Bank").  At March 30, 2009, the Company has approximately $2.45 million of borrowings under this Credit Agreement and its other credit arrangements with the Bank. The Company's revolving line of credit under the Credit Agreement comes due on April 1, 2009, and as disclosed in the Company's Current Report on Form 8-K filed on March 5, 2009, the Bank has informed the Company that the Credit Agreement will be terminated and the Bank will require repayment of all indebtedness.  The Company does not have the cash resources or access to alternative financing to repay the Bank.  While the Bank has notified the Company that it is considering the Company's request for an extension of the maturity date, no agreement has been reached with the Bank.  Discussions are ensuing and the Company is exploring other alternatives, but there is no assurance that the Company will successfully extend or refinance such indebtedness.

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Dr. Olaf Karasch, CEO of TOR Minerals said, "Many negative factors including increased freight and energy costs during the beginning of the year and a sharp drop in 4Q sales resulted in TOR Minerals' first annual loss in seven years.  Nevertheless, we were able to make progress with several new product introductions and improved the efficiencies of our operations.  We expect these improvements to provide growth and profitability drivers when the economy emerges from bottom of the economic cycle."

"The conditions that led to weak sales levels in the fourth quarter have continued to negatively affect our revenue performance thus far in 2009.  In response to lower sales levels, we have implemented a 20% reduction in employee and management salaries and additional cost and operational efficiency measures.  Combined, these actions are expected to result in over $1 million in annual savings," continued Dr. Karasch.  "Although somewhat slower than we had anticipated, our new TIOPREM products continue to gain market acceptance.  Combined with some recent success we've had with other new products, we hope to offset the sales decreases in more mature product categories."

TOR Minerals will host a conference call at 4:00 p.m. Central Time on March 30, 2009 to further discuss fourth quarter results. The call will be simultaneously Webcast, and can be accessed via the News section on the Company's website at www.torminerals.com.  Interested parties may also access the conference call via telephone by dialing 877-407-8033.

The following table reconciles reported GAAP net income/(loss) per the statement of operations to non-GAAP net income/(loss):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(Unaudited)		(Unaudited)
	2008	2007	2008	2007
Net income (loss) available to common shareholders - As Reported	$(3,680)	$(230)	$(5,022)	$11
Goodwill impairment (net of tax)	1,901	--	1,901	--
Other non-cash charges (net of tax)	1,368	389	2,008	1,555
Non-GAAP net income (loss)	$(411)	$159	$(1,113)	$1,566
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The following table reconciles reported GAAP diluted earnings (loss) per share ("EPS") to non-GAAP diluted EPS:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(Unaudited)		(Unaudited)
	2008	2007	2008	2007
EPS, Diluted - As Reported	$(0.47)	$(0.03)	$(0.64)	$0.00
EPS Impact of Goodwill impairment (net of tax)	0.24	--	0.24	--
EPS Impact of Other non-cash charges (net of tax)	0.17	0.05	0.25	0.20
EPS, Diluted - Non-GAAP	$(0.05)	$0.02	$(0.14)	$0.20

Based in Corpus Christi, Texas, TOR Minerals is an international manufacturer of specialty mineral products for high performance applications with plants and regional offices located in the United States, The Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slow down in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Contact for Further Information:
David Mossberg
Beacon Street Group, LLC
(817) 310-0051

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TOR Minerals International, Inc. and Subsidiaries Consolidated Statements of Operations (In thousands, except per share amounts)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	(Unaudited)		(Unaudited)
	2008	2007	2008	2007
NET SALES	$4,139	$5,969	$25,304	$27,961
Cost of sales	3,507	5,029	22,032	22,768
GROSS MARGIN	632	940	3,272	5,193
Technical services and research and development	55	62	244	245
General, administrative and selling expenses	1,386	1,014	4,673	4,290
Goodwill impairment	1,976	-	1,976	-
Loss on assets held for sale	679	-	679	-
(Gain) loss on disposal of assets	100	(12)	98	(12)
OPERATING INCOME (LOSS)	(3,564)	(124)	(4,398)	670
OTHER INCOME (EXPENSE):
Interest income	1	7	2	18
Interest expense	(115)	(166)	(524)	(684)
Gain (loss) on foreign currency exchange rate	(33)	9	(38)	25
Other, net	4	-	15	-
INCOME (LOSS) BEFORE INCOME TAX	(3,707)	(274)	(4,943)	29
Income tax expense (benefit)	(42)	(59)	19	(42)
NET INCOME (LOSS)	$(3,665)	$(215)	$(4,962)	$71
Less: Preferred Stock Dividends	15	15	60	60
Income (Loss) Available to Common Shareholders	$(3,680)	$(230)	$(5,022)	$11

Income (loss) per common share:
Basic	$(0.47)	$(0.03)	$(0.64)	$0.00
Diluted	$(0.47)	$(0.03)	$(0.64)	$0.00
Weighted average common shares outstanding:
Basic	7,896	7,849	7,881	7,849
Diluted	7,896	7,849	7,881	7,885
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TOR Minerals International, Inc. and Subsidiaries Consolidated Balance Sheets (In thousands, except share and per share amounts)
	December 31,
	(Unaudited)
	2008	2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$191	$376
Trade accounts receivable, net	2,310	3,791
Inventories	11,839	11,392
Other current assets	444	578
Total current assets	14,784	16,137
PROPERTY, PLANT AND EQUIPMENT, net	19,515	20,421
GOODWILL	-	2,131
OTHER ASSETS	38	47
Total Assets	$34,337	$38,736

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,268	$1,992
Accrued expenses	1,611	1,266
Notes payable under lines of credit	2,156	1,276
Export credit refinancing facility	1,458	-
Current deferred tax liability	56	16
Current maturities - capital leases	86	80
Current maturities of long-term debt - financial institutions	1,590	4,207
Total current liabilities	9,225	8,837
LONG-TERM DEBT, EXCLUDING CURRENT MATURITIES
Capital leases	141	213
Long-term debt - financial institutions	1,876	2,678
DEFERRED TAX LIABILITY	580	603
Total liabilities	11,822	12,331
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Series A 6% convertible preferred stock $.01 par value: authorized, 5,000 shares; 200 shares issued and outstanding at 12/31/08 and 12/31/07	2	2
Common stock $.25 par value: authorized, 20,000 shares; 9,453 and 7,869 shares issued and outstanding at 12/31/08 and at 12/31/07, respectively	2,363	1,967
Additional paid-in capital	24,525	22,874
Accumulated deficit	(7,611)	(2,589)
Accumulated other comprehensive loss:
Unrealized loss on derivatives	-	(1)
Cumulative translation adjustment	3,236	4,152
Total shareholders' equity	22,515	26,405
Total Liabilities and Shareholders' Equity	$34,337	$38,736
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TOR Minerals International, Inc. and Subsidiaries Consolidated Statements of Cash Flows (In thousands)
	Year Ended December 31,
	(Unaudited)
	2008	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$(4,962)	$71	$93
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,954	1,785	1,496
Goodwill Impairment	1,976	-	-
Loss on assets held for sale	679	-	-
(Gain) loss on disposal of assets	98	(12)	-
Share-based compensation	145	172	163
Deferred income taxes	40	6	77
Provision for bad debts	381	-	11
Changes in working capital:
Trade accounts receivables	1,049	(49)	441
Inventories	(685)	61	(3,396)
Other current assets	134	(79)	(163)
Accounts payable and accrued expenses	709	(1,056)	382
Net cash provided by (used in) operating activities	1,518	899	(896)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(2,396)	(1,037)	(759)
Proceeds from sales of property, plant and equipment	4	16	3
Net cash used in investing activities	(2,392)	(1,021)	(756)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from (payments on) lines of credit	(2,365)	154	1,819
Net proceeds from export credit refinancing facility	1,458	-	-
Proceeds from capital lease	26	12	-
Payments on capital lease	(80)	(72)	(61)
Proceeds from long-term bank debt	914	1,057	241
Payments on long-term bank debt	(931)	(1,134)	(683)
Payments on related party long-term debt	-	(400)	(100)
Loan origination costs	9	11	(10)
Proceeds from the issuance of common stock, and exercise of common stock options	1,902	57	25
Preferred stock dividends paid	(60)	(60)	(60)
Net cash provided by (used in) financing activities	873	(375)	1,171
Effect of exchange rate fluctuations on cash and cash equivalents	(184)	(23)	97
Net decrease in cash and cash equivalents	(185)	(520)	(384)
Cash and cash equivalents at beginning of year	376	896	1,280
Cash and cash equivalents at end of year	$191	$376	$896

Supplemental cash flow disclosures:
Interest paid	$524	$684	$543
Income taxes paid	$10	$10	$15
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TOR Minerals International Inc. Selected Financial Data by Operating Segment
(In thousands)	United States (Corpus Christi)	Netherlands (TP&T)	Malaysia (TMM)	Inter-Company Eliminations	Consolidated

As of and for the years ended:
December 31, 2008
Net Sales:
Customer sales	$15,332	$6,879	$3,093	$-	$25,304
Intercompany sales	69	1,106	5,947	(7,122)	-
Total Net Sales	$15,401	$7,985	$9,040	$(7,122)	$25,304
Share based compensation expense	$145	$-	$-	$-	$145
Depreciation	$665	$558	$731	$-	$1,954
Goodwill impairment	$-	$1,976	$-	$-	$1,976
Loss on assets held for sale	$679	$-	$-	$-	$679
Interest income	$-	$-	$2	$-	$2
Interest expense	$212	$256	$56	$-	$524
Income tax expense (benefit)	$199	$(89)	$(91)	$-	$19
Location profit (loss)	$(2,681)	$(2,150)	$12	$(143)	$(4,962)
Capital expenditures	$1,116	$60	$1,220	$-	$2,396
Location long-lived assets	$4,698	$6,534	$8,283	$-	$19,515
Location assets	$12,156	$8,238	$13,943	$-	$34,337

December 31, 2007
Net Sales:
Customer sales	$18,290	$6,274	$3,397	$-	$27,961
Intercompany sales	53	2,037	4,594	(6,684)	-
Total Net Sales	$18,343	$8,311	$7,991	$(6,684)	$27,961
Share based compensation expense	$172	$-	$-	$-	$172
Depreciation	$641	$513	$631	$-	$1,785
Interest income	$-	$-	$18	$-	$18
Interest expense	$441	$239	$4	$-	$684
Income tax expense (benefit)	$10	$105	$(157)	$-	$(42)
Location profit (loss)	$111	$285	$(374)	$49	$71
Goodwill	$-	$2,131	$-	$-	$2,131
Capital expenditures	$442	$354	$241	$-	$1,037
Location long-lived assets	$5,045	$7,320	$8,056	$-	$20,421
Location assets	$12,158	$11,718	$14,860	$-	$38,736
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